PROSPECTUS SUPPLEMENT                                      File No. 333-109802
----------------------                                          Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated November 26, 2003)
Prospectus Supplement Number: 2375



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue


                              Floating Rate Notes


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Principal Amount:              $185,000,000                                       Original Issue Date:         April 20, 2004

Issue Price:                   100.00%                                            Stated Maturity Date:        April 20, 2007

CUSIP Number:                  59018YTL5

Interest Calculation:                                                             Day Count Convention:
---------------------                                                             ---------------------
| x | Regular Floating Rate Note                                                  | x | Actual/360
|   | Inverse Floating Rate Note                                                  |   | 30/360
       (Fixed Interest Rate):                                                     |   | Actual/Actual



Interest Rate Basis:
--------------------
|   | LIBOR                                                                       |   | Commercial Paper Rate
|   | CMT Rate                                                                    |   | Eleventh District Cost of Funds Rate
|   | Prime Rate                                                                  |   | CD Rate
| x | Same Day Federal Funds Rate                                                 |   | Other (see attached)
|   | Treasury Rate
  Designated CMT Page:                                                          Designated LIBOR Page:
           CMT Telerate Page:                                                          LIBOR Telerate Page:
           CMT Reuters Page:                                                           LIBOR Reuters Page:







Index Maturity:                Not Applicable                                     Minimum Interest Rate:       Not Applicable

Spread:                        +0.270%                                            Maximum Interest Rate:       Not Applicable

Initial Interest Rate:         Calculated as if the Original Issue Date           Spread Multiplier:           Not Applicable
                               was an Interest Reset Date
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Interest Reset Dates:          Each Business Day, commencing April 21, 2004 to but excluding the Stated Maturity Date, subject to the following Business Day convention; provided, however, that the Business Day immediately preceding any Interest Payment Date shall not be an Interest Reset Date, and the rate in effect on such date shall be that applicable on the second Business Day preceding such Interest
                               Payment Date.

Interest Payment Dates:        Quarterly, on the 20th of January, April, July and October commencing July 20, 2004 until maturity, subject to the following Business Day convention.

Other Terms and Conditions:    The Interest Determination Date with respect to the Federal Funds Rate shall be the applicable
                               Interest Reset Date.

                               "Same Day Federal Funds Rate" means:

                               (1) the rate with respect to the particular Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)"
                               and displayed on Moneyline Telerate or any successor service on page 120 or any other page as may replace page 120 on that service ("Moneyline Telrate Page 120"), or

                               (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular Interest Determination Date for United States dollar federal funds as published in H.15

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                               Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)", or

                               (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular Interest Determination
                               Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent prior to 9:00 A.M., New York
                               City time, on the Business Day following that Interest Determination Date, or

                               (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause
                               (3), the Federal Funds Rate for the Business Day preceding the particular Interest
                               Determination Date.

Repayment at the
Option of the Holder:          The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:         The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                          The Notes are being issued in fully registered book-entry form.

Trustee:                       JPMorgan Chase Bank

Underwriters:                  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Credit Lyonnais Securities
                               (USA) Inc. and BNP Paribas Securities Corp. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                               Pursuant to an agreement, dated April 15, 2004 (the "Agreement"), between the Company and the
                               Underwriters, the Company has agreed to sell to each of the Underwriters and each of the
                               Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                               Underwriters                                            Principal Amount of the Notes
                               ------------                                            -----------------------------

                               Merrill Lynch, Pierce, Fenner & Smith
                                           Incorporated                                        $ 181,300,000
                               Credit Lyonnais Securities (USA) Inc.                             $ 1,850,000
                               BNP Paribas Securities Corp.                                      $ 1,850,000
                                                                                               -------------
                                                                      Total                    $ 185,000,000

                               Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                               The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                               The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:         0.2500%

Dated:                         April 15, 2004
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